EXHIBIT 99.5

ValueClick, Inc. and Search123.com Inc.

Unaudited pro forma combined financial information

and for the six-month period ended

June 30, 2003

Introduction

On May 30, 2003 we completed the acquisition of Search123.com Inc. (“Search123”). Pursuant to the merger agreement, ValueClick acquired all of the outstanding capital stock of Search123 for an aggregate purchase price of $4.7 million plus direct transaction costs of approximately $200,000.  The net purchase price of $3.2 million, calculated as the aggregate purchase price less the working capital deficit assumed, was paid in cash that was derived from our existing working capital. The following unaudited pro forma combined consolidated statement of operations present the effects of the proposed merger between ValueClick and Search123 under the purchase method of accounting.

The unaudited pro forma combined condensed consolidated statement of operations gives effect to the merger with Search123 as if it occurred as of January 1, 2002. The accompanying pro forma combined condensed consolidated statement of operations for the six-month period ended June 30, 2003 presents ValueClick’s unaudited condensed consolidated statement of operations for the six-month period ended June 30, 2003 combined with Search123’s unaudited condensed consolidated statement of operations for the five-month period ended May 31, 2003.

The unaudited pro forma combined condensed consolidated statement of operations has been prepared in accordance with the rules and regulations of the SEC, is provided for illustrative purposes only and is not necessarily indicative of the condensed consolidated results of operations or financial position that actually would have occurred if the merger had been consummated as of the date indicated, nor are they necessarily indicative of future operating results. The combined company will focus on the growing Internet advertising solutions market.

The unaudited pro forma combined condensed consolidated statement of operations and accompanying notes should be read in conjunction with the ValueClick historical condensed consolidated financial statements and notes thereto included in ValueClick’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003.

ValueClick, Inc.

Unaudited Pro Forma Combined Consolidated Statement of Operations

for the Six-month Period ended

June 30, 2003

	Historical		Pro Forma Adjustments	Pro Forma Combined
	ValueClick	Search123 (1)
	(In thousands, Except per share data)

Revenue	$39,549	$1,915	$—		$41,464
Cost of revenue	13,448	1,236	—		14,684
Gross profit	26,101	679	—		26,780

Operating expenses:
Sales and marketing	9,909	133	—		10,042
General and administrative	9,086	614	—		9,700
Product development	5,069	119	—		5,188
Stock-based compensation	194	—	—		194
Amortization of intangible assets	654	22	(22)		795
			141	(a)
Total operating expenses	24,912	888	119		25,919
Income (loss) from operations	1,189	(209)	(119)		861

Interest income, net	1,973	—	(26	)(b)	1,947
Income (loss) before income taxes and minority interest	3,162	(209)	(146)		2,807
Provision for income taxes	618	—	—		618
Income (loss) before minority interest	2,544	(209)	(146)		2,189

Minority share of income in consolidated subsidiary	(74)	—	—		(74)

Net income (loss)	$2,470	$(209)	$(146)		$2,115

Historical basic net income per share	$0.03

Shares used in the calculation of historic basic net income per common share:	73,727

Historical diluted net income per share	$0.03

Shares used in the calculation of historic diluted net income per common share:	76,520

Pro forma basic net income per common share:					$0.03

Pro forma shares used to calculate basic net income per common share:					73,727

Pro forma basic net income per common share:					$0.03

Pro forma shares used to calculate diluted net income per common share:					76,520

See Notes to the Unaudited Pro Forma Combined Consolidated Statement of Operations

ValueClick, Inc.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations

1.     Search123 results of operations for the five-month period ended May 31, 2003.  June 2003 Search123 results of operations are included in the ValueClick historical amounts.

2.     Pro Forma Adjustments

The pro forma adjustments to the unaudited pro forma combined condensed consolidated statement of operations reflect the following:

(a)          AMORTIZATION OF INTANGIBLE ASSETS—The adjustments to remove existing amortization of intangible assets related to eliminated intangible assets and recognize amortization of intangible assets recorded in the purchase price allocation as a result of applying purchase accounting to the transaction.

(b)         INTEREST INCOME, NET—To reduce interest income related to the cash component of the purchase price.